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                                                                    Exhibit 10.3

                              TAX MATTERS AGREEMENT

                  This TAX MATTERS AGREEMENT ("AGREEMENT") is made effective as of September 23, 1998 (the "EFFECTIVE DATE") by and between QUALCOMM Incorporated ("QUALCOMM"), a Delaware corporation, and Leap Wireless International, Inc. ("LEAP WIRELESS") a Delaware corporation.

                                    RECITALS

                   WHEREAS, QUALCOMM intends to contribute certain of its assets to the capital of Leap Wireless in exchange for, among other things, all of the issued and outstanding capital stock of Leap Wireless and shortly thereafter distribute one hundred percent (100%) of its shares of Leap Wireless stock to its shareholders on September 23, 1998, and

                   WHEREAS, QUALCOMM, on behalf of itself and QUALCOMM's present and future Subsidiaries other than Leap Wireless and Leap Wireless's present and future Subsidiaries (the "QUALCOMM GROUP"), and Leap Wireless, on behalf of itself and Leap Wireless's present and future Subsidiaries (the "LEAP WIRELESS GROUP"), have determined that it is necessary and desirable to provide for allocations between the QUALCOMM Group and the Leap Wireless Group of the responsibilities, liabilities and benefits relating to Taxes paid or payable by the parties, whether beginning before, on, or after the Separation Date (as defined below), and to provide for certain other matters.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual agreements, provisions, and covenants contained in this Agreement (the adequacy of which is hereby acknowledged by the parties), the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). All other terms used in this Agreement shall have their ordinary meanings interpreted in light of the context in which they appear.

         1.01 "After Tax Basis" means a basis such that any payment received or deemed to have been received by a party (the "ORIGINAL PAYMENT") shall be supplemented by a further payment to such party so that the sum of the two payments shall equal the Original Payment, after taking into account all Taxes, if any, that would result from the receipt or accrual of such payments, if legally required. All payments hereunder shall be calculated on the assumptions that the payee is subject to Tax at the highest marginal rates of Tax applicable to such class of Taxpayer.



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         1.02 "Adjustment" means an adjustment determined on an issue-by-issue or transaction-by-transaction basis, as appropriate, made or proposed by a Taxing Authority with respect to any amount reflected or required to be reflected on any Return relating to such Tax.

         1.03. "Code" means the Internal Revenue Code of 1986, as amended, and "IRS" means the United States Internal Revenue Service.

         1.04 "Final Determination" means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which has become final and is either no longer subject to appeal or for which a determination not to appeal has been made; (b) a closing agreement made under Section 7121 of the Code or any comparable foreign, state, local, municipal or other Taxing statute; (c) a final disposition by any Taxing Authority of a claim for refund; or (d) any other written agreement relating to an Adjustment to which any Taxing Authority is a party to the execution of which is final and prohibits such Taxing Authority from seeking any further legal or administrative remedies with respect to such Adjustment.

         1.05. "Post-Separation Period" means any Taxable period ending after the Separation Date.

         1.06. "QUALCOMM Businesses" means the assets owned and businesses conducted by the QUALCOMM Group immediately after the Separation Date.

         1.07 "Return" means any return, report, form or similar statement or document (including, without limitation, any related or supporting information or schedule attached thereto and any information return, claim for, amended return and declaration of estimated Tax) that has been or is required to be filed with any Taxing Authority or that has been or is required to be furnished to any Taxing Authority in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         1.08. "Separation Period" means any Taxable period ending on or before the Separation Date.

         1.09. "Leap Wireless Businesses" means the assets owned and businesses conducted by the Leap Wireless Group immediately after the Separation Date.

         1.10. "Separation Date" means the date on which QUALCOMM distributes 100% of the stock of Leap Wireless to its shareholders.

         1.11 "Subsidiary" means an entity in which QUALCOMM or Leap Wireless, as the case may be, owns at least 5% of the voting power, value or beneficial interests therein.

         1.12 "Tax" (and, with correlative meanings, "Taxes" and "Taxable") means, without limitation, and as determined on a jurisdiction-by-jurisdiction basis, each foreign or US federal, state, local or municipal income, alternative or add-on minimum, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise,



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severance, stamp, occupation, premium, property or any other Tax, custom, tariff, impost, levy, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to Tax or additional amount related thereto, imposed by any Taxing Authority.

         1.13 "Tax Benefit" means with respect to any Taxable period or portion of a Taxable period, and as computed separately with respect to each Tax, the net decrease in each such Tax resulting from all Adjustments made pursuant to a Final Determination with respect to each such Tax.

         1.14 "Tax Contest" means, without limitation, any audit, examination, claim, suit, action or other proceeding relating to Taxes in which an Adjustment to Taxes may be proposed, collected or assessed and in respect of which an indemnity payment, reimbursement or other payment may be sought under this Agreement.

         1.15 "Tax Detriment" means with respect to any Taxable period or portion of a Taxable period, as computed separately with respect to each Tax, the net increase in each such Tax resulting from all Adjustments made pursuant to Final Determination with respect to each such Tax.

         1.16 "Taxing Authority" means any governmental authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

                                   ARTICLE II
                              FILING OF TAX RETURNS

         2.01     Pre-Separation Income Tax Returns.

                  (a) Federal Income Tax Returns. The income and other Tax items of each member of the Leap Wireless Group for any Pre-Separation Period shall be included in QUALCOMM's consolidated federal income Tax return. QUALCOMM shall prepare and timely file all consolidated federal income Tax returns for such periods.

                  (b) State Income Tax Returns. QUALCOMM shall prepare and timely file any consolidated or combined or separate state income Tax return that includes a QUALCOMM Group member and/or a Leap Wireless Group member for any Pre-Separation Period.

                  (c) Foreign Income Tax Returns. QUALCOMM shall prepare and timely file any consolidated or combined or separate foreign income Tax return that includes a QUALCOMM Group member for any Pre-Separation Period. Leap Wireless shall prepare and timely file any consolidated or combined or separate foreign Tax return that includes a Leap Wireless Group member for any Pre-Separation Period.

                  (d) Amendments. With respect to any return that includes any Leap Wireless Business and for which QUALCOMM has responsibility under this
Section 2.01, QUALCOMM


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shall not file an amended return or change any Tax accounting method or election without Leap Wireless's consent (which shall not be unreasonably withheld) if such action would increase any Tax for which any Leap Wireless Group member would be liable under this Agreement, unless such action is required by law or is necessary (in QUALCOMM's good-faith opinion) to avoid or reduce any penalty or addition to Tax.

         202. Post-Separation Income Tax Returns. Leap Wireless shall prepare and timely file all federal, state, local and foreign income Tax returns for each Leap Wireless Group member for all Post-Separation Periods. QUALCOMM shall prepare and timely file all federal, state, local and foreign income Tax returns for each QUALCOMM Group member for all Post-Separation Periods.

         2.03. Other Tax Returns. All Tax Returns not covered by Section 2.01 or
2.02 shall be prepared and filed by either QUALCOMM or Leap Wireless based upon who is primarily obligated for such Tax under applicable law.

                                   ARTICLE III
                                PAYMENT OF TAXES

         3.01. Payment of Taxes in General.

                  (a) Except as otherwise provided in this Article III, QUALCOMM shall pay, and shall indemnify and hold harmless each Leap Wireless Group member from and against, (i) all Taxes attributable to QUALCOMM Businesses, whether heretofore or hereafter arising or incurred, and (ii) all Taxes for any Pre-Separation Period that are attributable to Leap Wireless Businesses, except with respect to Taxes relating to Leap Wireless's non-US. Subsidiaries as discussed herein. QUALCOMM shall be entitled to any reduction in or refund of Taxes for which it is responsible pursuant to the preceding sentence (except any reduction in or refund of Taxes resulting from carrybacks of any Leap Wireless Group member described in Section 3.03).

                  (b) Except as otherwise provided in this Article III, Leap Wireless shall pay, and shall indemnify and hold harmless each QUALCOMM Group member from and against all Taxes for any Post-Separation Period that are attributable to Leap Wireless Businesses. Leap Wireless shall pay, and shall indemnify and hold harmless each QUALCOMM Group member from and against all Taxes for any Pre-Separation period and any Post-Separation Period relating to Leap Wireless's non-US. Subsidiaries or any predecessor or successor thereof. Leap Wireless shall be entitled to any reduction in or refund of Taxes for which it is responsible pursuant to this paragraph.

                  (c) If a member of the QUALCOMM Group or Leap Wireless Group receives a refund of Taxes to which the other group is entitled under this
Article III, such member shall remit such refund to the other group by promptly sending such refund to QUALCOMM or Leap Wireless, as the case may be; provided, however, that any amount payable by any QUALCOMM Group member or Leap Wireless Group member in respect of any such refund shall paid on an After Tax Basis.



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         3.02.   Adjustments to Tax.

                  (a) QUALCOMM shall be responsible for, and shall indemnify and hold harmless each Leap Wireless Group member from and against, all Adjustments to Taxes (including, without limitation, additions to Tax, interest, and penalties) (i) attributable to QUALCOMM Businesses, whether heretofore or hereafter arising or incurred, or (ii) attributable to Leap Wireless Businesses for any Pre-Separation Period, except with respect to Adjustments to Tax related to Leap Wireless's non-U.S. Subsidiaries or any predecessor or successor thereto. QUALCOMM shall be entitled to any Tax Benefit and shall bear any Tax Detriment resulting from Adjustments to Taxes attributable to QUALCOMM Businesses (except Adjustments resulting from carrybacks of any Leap Wireless Group member from a Post-Separation Period as provided in Article 3.03 herein). If an Adjustment to a Tax item for which QUALCOMM is responsible under this
Section 3.02 reduces the Tax liability of a Leap Wireless Group member, Leap Wireless shall pay promptly to QUALCOMM the amount of the Tax Benefit realized by the Leap Wireless Group, net of any Tax Detriment, if any, experienced by the Leap Wireless Group as a result of the Adjustment If an Adjustment to a Tax item for which QUALCOMM is responsible under this Section 3.02 increases the Tax liability of a Leap Wireless Group member, QUALCOMM shall pay promptly to Leap Wireless the amount of the Tax Detriment realized by the Leap Wireless Group on an After Tax Basis upon receiving written notification from Leap Wireless of such amount.

                  (b) Leap Wireless shall be responsible for, and shall indemnify and hold harmless each QUALCOMM Group member from and against, all Adjustments to Taxes (including, without limitation, additions to Tax, interest, and penalties) (i) for any Pre-Separation Period with respect to Adjustments to Tax related to Leap Wireless's non-U.S. Subsidiaries or any predecessor or successor thereto, and (ii) for any Post-Separation Period with respect to Leap Wireless Businesses. Leap Wireless shall be entitled to any Tax Benefit and shall bear any Tax Detriment resulting from such Adjustments. If an Adjustment to a Tax item for which Leap Wireless is responsible under this Section 3.02 reduces the Tax liability of an QUALCOMM Group member, QUALCOMM shall pay promptly to Leap Wireless the amount of the Tax Benefit realized by the QUALCOMM Group net of any Tax Detriment, if any, experienced by the QUALCOMM Group as a result of the Adjustment. If an Adjustment to a Tax item for which Leap Wireless is responsible under this Section 3.02 increases the Tax liability of an QUALCOMM Group member, Leap Wireless shall pay promptly the amount of the Tax Detriment incurred by the QUALCOMM Group on an After Tax Basis upon receiving written notification from QUALCOMM of such amount.

         3.03. Carrybacks from Post-Separation Periods to Pre-Separation Periods. Any loss, credit, or other item attributable to Leap Wireless Businesses and arising in a Post-Separation Period may be carried back to a consolidated or combined return of the QUALCOMM Group for a Pre-Separation Period as permitted under applicable law. QUALCOMM shall cooperate with any Leap Wireless Group member to the extent reasonably necessary (including, without limitation, amending any return and filing any claim for refund) for such member to realize the Tax Benefit of carrying such loss, credit, or other item back to such Pre-Separation Period. QUALCOMM shall remit promptly to Leap Wireless any refund when received or reduction in



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Tax when reported on an appropriate Tax Return resulting from such carryback;
provided, however, that the amount will be net of any Tax Detriment QUALCOMM experiences as a result of the carryback.

                                   ARTICLE IV
                                   COOPERATION

         4.01. Cooperation in General. Each of QUALCOMM and Leap Wireless agrees to make available to the other party records in its custody and in the custody of any member of its respective Group, to furnish other information, and otherwise to cooperate to the extent reasonably required for the filing of Tax Returns and documents relating to the assets or businesses of such other party.

         4.02 Retention of Records by QUALCOMM. QUALCOMM shall retain all material, including but not limited to, returns, supporting schedules, workpapers, correspondence, and other documents relating to the consolidated federal income Tax returns filed for a Taxable year during which Leap Wireless is a member of the QUALCOMM affiliated group within the meaning of section 1504 of the Code and shall make such items available to Leap Wireless during regular business hours.

         4.03. Notice, Defense, and Settlement of Tax Claims. If a member of the QUALCOMM Group or Leap Wireless Group receives written notice of a deficiency, Tax Contest, audit, or other proceeding with respect to a proposed Tax liability for which a member of the other group is or may be, in whole or in part, liable under this Agreement (including liability hereunder to indemnify or reimburse a member of the other group), then the recipient shall notify the other group of such matter by promptly sending written notice thereof to QUALCOMM or Leap Wireless, as the case may be. QUALCOMM and Leap Wireless shall cooperate to contest and defend against any such proposed Tax liability. The corporation that is liable under applicable law for such proposed Tax liability (without regard to this Agreement) shall not settle, compromise, or otherwise agree to pay such liability without the consent of the corporation that is liable for such Tax under this Agreement. Such consent shall not be unreasonably withheld or delayed.

                                    ARTICLE V
                              TERM AND TERMINATION

         5.01 Term and Termination. This Agreement shall remain in full force and effect from the Effective Date until the parties mutually agree in writing to terminate this Agreement. Notwithstanding such a termination, this Agreement shall continue in effect with respect to any payment due for any Taxable period prior to termination.

                                   ARTICLE VI
                                  MISCELLANEOUS

         6.01 Fixing of Liability. The provisions of this Agreement shall fix the liability of the parties to each other as to the matters provided for herein regardless of who is required to make


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Tax payments to any Taxing Authority, and regardless of how the payments made pursuant hereto are treated for Tax purposes.

         6.02 Acknowledgment that Other Agreements may Exist. QUALCOMM and Leap Wireless recognize that other corporations are now or may from time to time hereafter become members of the their respective consolidated or combined groups under circumstances which may warrant other methods of sharing Taxes. Each party hereto authorizes the other party hereto to enter into the same, similar or different tax matters agreements with any corporation which is now or may hereafter become a member of the QUALCOMM or Leap Wireless Group, as applicable.

         6.03 Consistency. The parties shall not take inconsistent positions as to Tax matters pertaining to both parties, including, but not limited to, the value of Leap Wireless and its stock on the date such stock is distributed to QUALCOMM's shareholders.

         6.04 Assignment. Neither party shall assign or transfer this Agreement nor any right hereunder without the prior written consent of the other party and any assignment so permitted shall be subject to the written consent of the assignee to all the terms of this Agreement.

         6.05 Modification. No modification, termination, extension, renewal, or waiver of any provisions of this Agreement by addendum or otherwise, shall be effective or binding upon either party unless made in writing and signed by authorized officers of the parties.

         6.06 Amendments, Modifications, Etc., To The Code. Any alteration, modification, addition, deletion, or other change in the consolidated income Tax return provisions of the Code or the Regulations thereunder shall automatically be applicable to this Agreement.

         6.07 Controlling Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of California, excluding its conflicts of laws provisions, as an agreement entered into and to be performed entirely within the State of California between California residents, and shall be binding upon the parties worldwide.

         6.08 Attorney's Fees and Expenses. In the event of a breach or violation of any provision of this Agreement or if any dispute arises out of or relating to this Agreement, such dispute shall be resolved by submission to binding arbitration in San Diego County, California before a retired judge or justice. If we are unable to agree on a retired judge or justice, each party will name a retired judge or justice and the two named persons will select a neutral judge or justice who will act as the sole arbitrator.

         6.09 Binding Effect; Entire Agreement. This Agreement shall be binding upon, enforceable by and against, and inure to the benefit of, the parties hereto and the respective successors and assigns of the parties hereto, but no assignment hereof shall relieve any party of its obligations hereunder without the written consent of the other party. Any member corporation which leaves the Consolidated Group shall be bound by this agreement. This Agreement supersedes all proposals, oral or written and all negotiations, conversations or



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discussions heretofore had between the parties related to the Agreement. All prior oral communications, negotiations and undertaking between the parties relating to the subject matter hereof are superseded by this Agreement.

         6.10 Severability. If any provision of this Agreement is ruled unenforceable, such provision shall be enforced to the extent permissible, the parties shall negotiate a substitute valid provision which most nearly effects the intent of the parties, and the remainder of this Agreement shall remain in effect.

         6.11 No Waiver. No party's rights to enforce provisions of this Agreement shall be affected by any prior course of dealing, waiver, delay, omission or forbearance.

         6.12 Notices. Any notice, instruction, or communication required or permitted to be given under this Agreement to either party shall be in writing and shall be given by personal delivery, or telecopier, or sent by internationally recognized air courier, postage or fees prepaid. Notices shall be addressed to the then current principal address of each party. Any such notice, instruction or communication shall be deemed given when actually received or, if earlier, three (3) business days after deposit with an internationally recognized air courier.

         6.13 Costs & Expenses. Unless otherwise provided in this Agreement, each party shall bear all fees and expenses incurred in performing its obligations under this Agreement, and shall be solely responsible for, and shall indemnify and hold the other party free and harmless from, any and all claims, damages or lawsuits arising out of its acts or those of its employees.

         6.14 Remedies Cumulative. The remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which the party may be lawfully entitled.

         6.15 Captions, Numbers. Titles or captions of articles and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof. Whenever required by the context, the singular number shall include the plural and the plural number shall include the singular.

         6.16 Counterparts. This Agreement may be executed in multiple copies, each of which shall be deemed an original and shall for all purposes constitute an Agreement, binding on the parties, and each party hereby covenants and agrees to execute all duplicates or replacement counterparts of this Agreement as may be required.

         6.17. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.



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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

QUALCOMM INCORPORATED                       LEAP WIRELESS INTERNATIONAL, INC.

By: /s/ Anthony S. Thornley                 By: /s/ Harvey P. White
  ------------------------------               ---------------------------------
Name: Anthony S. Thornley                   Name:  Harvey P. White
     ---------------------------                  ------------------------------
Title: Executive Vice President &           Title: President & Chief Executive
       Chief Financial Officer                     Officer
     --------------------------                   ------------------------------



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